Exhibit 4.01

This Note is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of the Depository named below or a nominee of the Depository. This Note is not exchangeable for Notes registered in the name of a Person other than the Depository or its nominee except in the limited circumstances described herein and in the Indenture, and no transfer of this Note (other than a transfer of this Note as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository) may be registered except in the limited circumstances described herein.

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (the “Depository”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of the Depository (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of the Depository), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

CITIGROUP INC.

3.352% Fixed Rate / Floating Rate Callable Senior Notes due April 24, 2025

REGISTERED	REGISTERED

CUSIP: 172967MF5
ISIN: US172967MF56
Common Code: 198715689

No. R-00*	$*

CITIGROUP INC., a Delaware corporation (the “Company”, which term includes any successor Person under the Indenture), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $500,000,000 on April 24, 2025 and to pay interest thereon from and including April 24, 2019 or from the most recent Interest Payment Date to which interest has been paid or duly provided for. The Company shall pay interest (i) from April 24, 2019 to, but excluding, April 24, 2024 (the “Fixed Rate Period”) at a fixed rate of 3.352% per annum semi-annually, on April 24th and October 24th of each year, commencing October 24, 2019 and (ii) from, and including, April 24, 2024 (the “Floating Rate Period”), at an annual rate equal to three-month LIBOR plus 0.896% on of July 24, 2024, October 24, 2024, January 24, 2025, and April 24, 2025, commencing July 24, 2024, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Record Date for such interest, which shall be the Business Day immediately preceding such Interest Payment Date.

Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the holder on such Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a subsequent Record Date, such subsequent Record Date to be not less than ten days prior to the date of payment of such defaulted interest, notice whereof shall be given to holders of Notes of this series not less than ten days prior to such subsequent Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

During the Fixed Rate Period, interest hereon will be calculated on the basis of a 360-day year comprised of twelve 30-day months. During the Floating Rate Period, interest hereon will be calculated on the basis of the actual number of days elapsed in an interest period and a 360-day year. Dollar amounts resulting from such calculation will be rounded to the nearest cent, with one-half cent being rounded upward. An “Interest Period” shall be the period from and including an Interest Payment Date (or from April 24, 2019 in the case of the first Interest Payment Date) to and including the day immediately preceding the next Interest Payment Date.

During the Fixed Rate Period, if an Interest Payment Date falls on a day that is not a Business Day, such Interest Payment Date will be the next succeeding Business Day, and no further interest will accrue in respect of such postponement. During the Floating Rate Period, if an Interest Payment date falls on a day that is not a Business Day, such Interest Payment date will be the next succeeding Business Day. If the Maturity of the Notes falls on a day that is not a Business Day, the payment due at Maturity will be postponed to the next succeeding Business Day, and no further interest will accrue in respect of such postponement. If a date for payment of interest or principal on the Notes falls on a day that is not a business day in the place of payment, such payment will be made on the next succeeding business day in such place of payment as if made on the date the payment was due. No interest will accrue on any amounts payable for the period from and after the due date for payment of such principal or interest. For these purposes, “Business Day” means any day which is a day on which commercial banks settle payments and are open for general business in The City of New York.

Payment of the principal of and interest on this Note will be made at the office or agency of the Trustee maintained for that purpose in The City of New York.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee or by an authenticating agent on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: April 24, 2019

CITIGROUP INC.

By:
Name: Title:

ATTEST:

By:
Name: Title:

This is one of the Notes of the series issued under the within-mentioned Indenture.

Dated: April 24, 2019

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name: Title:

-or-

CITIBANK, N.A., as Authenticating Agent

By:
Name: Title:

This Note is one of a duly authorized issue of Securities of the Company (the “Notes”), issued and to be issued in one or more series under the Indenture, dated as of November 13, 2013 (as amended and supplemented from time to time, the “Indenture”), between the Company and The Bank of New York Mellon, as Trustee (the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal to $2,750,000,000.

During the Floating Rate Period, this Note will bear interest for each Interest Period at a rate determined by Citibank, N.A., acting as Calculation Agent. The interest rate on this Note for a particular Interest Period during the Floating Rate Period will be a per annum rate equal to three-month LIBOR as determined on the related Interest Determination Date, plus 1.023%. The Interest Determination Date for an Interest Period during the Floating Rate Period will be the second London business day preceding such Interest Period. Promptly upon determination, the Calculation Agent will inform the Trustee and the Company of the interest rate for the next Interest Period. Absent manifest error, the determination of the interest rate by the Calculation Agent shall be binding and conclusive on the holders of Notes, the Trustee and the Company. A London business day is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

On any Interest Determination Date during the Floating Rate Period, LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months for the next Interest Period, in amounts of at least $1,000,000, as such rate appears on Reuters Screen LIBOR01 at approximately 11:00 a.m., London time, on such Interest Determination Date. If the Reuters Screen LIBOR01 is replaced by another service or ceases to exist, the Calculation Agent will use the replacing service or such other service that is selected to display the London interbank offered rates for U.S. dollar deposits.

If no offered rate appears on Reuters Screen LIBOR01 on an Interest Determination Date during the Floating Rate Period at approximately 11:00 a.m., London time, then the Calculation Agent (after consultation with the Company) will select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the Calculation Agent will select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the Interest Determination Date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable Interest Period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the rate of LIBOR for the next Interest Period will be set equal to the rate of LIBOR for the current Interest Period.

Notwithstanding the above paragraph, if, on or prior to any Interest Determination Date during the Floating Rate Period, the Company (or one of its affiliates) determines that three-month LIBOR has been discontinued or is permanently no longer being published, the Company (or such affiliate) will use a substitute or successor base rate that it has determined, in its sole discretion after consulting any source it deems to be reasonable, is (a) the industry-accepted substitute or successor base rate or (b) if there is no such industry-accepted substitute or successor base rate, a substitute or successor base rate that is most comparable to three-month LIBOR. Upon selection of a substitute or successor base rate, the Company (or such affiliate) may determine, in its sole discretion after consulting any source it deems to be reasonable, the day count, the business day convention, the definition of business day, the interest determination date and any other relevant methodology or definition for calculating such substitute or successor base rate, including any adjustment factor it determines is needed to make such substitute or successor base rate comparable to three-month LIBOR, in a manner that is consistent with any industry-accepted practices for such substitute or successor base rate.

Upon request from any Noteholder, the Calculation Agent will provide the interest rate in effect on this Note for the current Interest Period during the Floating Rate Period and, if it has been determined, the interest rate to be in effect for the next Interest Period during the Floating Rate Period.

If an event of default (as defined in the Indenture) with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

Sections 12.02 and 12.03 of the Indenture containing provisions for defeasance apply to this Note. At any time the entire indebtedness of this Note may be defeased upon compliance by the Company with certain conditions set forth in Section 12.04 of the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, without the consent of the holders of the Securities, to establish, among other things, the form and terms of any series of Securities issuable thereunder by one or more supplemental indentures, and, with the consent of the holders of a majority in aggregate principal amount of Securities at the time outstanding which are affected thereby, to modify the Indenture or any supplemental indenture or the rights of the holders of Securities of such series to be affected, provided that no such modification will (i) extend the fixed maturity of any Securities, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or the premium, if any, thereon, reduce the amount of the principal of Original Issue Discount Securities payable on any date, change the currency in which Securities are payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof, without the consent of the holder of each Security so affected, or (ii) reduce the aforesaid percentage of Securities of any series the consent of the holders of which is required for any such modification without the consent of the holders of all Securities of such series then outstanding, or (iii) modify the rights, duties or immunities of the Trustee unless the Trustee agrees to such modification.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

This Note is a Global Security registered in the name of a nominee of the Depository. This Note is exchangeable for Notes registered in the name of a person other than the Depository or its nominee only in the limited circumstances hereinafter described. Unless and until it is exchanged in whole or in part for definitive Notes in certificated form, this Note may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository.

The Notes represented by this Global Security are exchangeable for definitive Notes in certificated form of like tenor as such Notes in denominations of $1,000 and whole multiples of $1,000 in excess thereof only if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Notes and the Company is unable to appoint a successor depository or (ii) the Depository ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, or (iii) the Company in its sole discretion decides to allow the Notes to be exchanged for definitive Notes in registered form. Any Notes that are exchangeable pursuant to the preceding sentence are exchangeable for certificated Notes issuable in authorized denominations and registered in such names as the Depository shall direct. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of definitive Notes in certificated form is registrable in the register maintained by the Company in The City of New York for such purpose, upon surrender of the definitive Note for registration of transfer at the office or agency of the registrar, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the registrar duly executed by, the holder thereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. Subject to the foregoing, this Note is not exchangeable, except for a Global Security or Global Securities of this issue of the same principal amount to be registered in the name of the Depository or its nominee.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Company will pay additional amounts (“Additional Amounts”) to the beneficial owner of any Note that is a non-United States person in order to ensure that every net payment on such Note will not be less, due to payment of U.S. withholding tax, than the amount then due and payable. For this purpose, a “net payment” on a Note means a payment by the Company or a paying agent, including payment of principal and interest, after deduction for any present or future tax, assessment or other governmental charge of the United States. These Additional Amounts will constitute additional interest on the Note.

The Company will not be required to pay Additional Amounts, however, in any of the circumstances described in items (1) through (13) below.

(1) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

(a) having a relationship with the United States as a citizen, resident or otherwise;

(b) having had such a relationship in the past; or

(c) being considered as having had such a relationship.

(2) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

(a) being treated as present in or engaged in a trade or business in the United States;

(b) being treated as having been present in or engaged in a trade or business in the United States in the past; or

(c) having or having had a permanent establishment in the United States.

(3) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld in whole or in part by reason of the beneficial owner being or having been any of the following (as such terms are defined in the Internal Revenue Code of 1986, as amended):

(a) personal holding company;

(b) foreign private foundation or other foreign tax-exempt organization;

(c) passive foreign investment company;

(d) controlled foreign corporation; or

(e) corporation which has accumulated earnings to avoid United States federal income tax.

(4) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner owning or having owned, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote or by reason of the beneficial owner being a bank that has invested in a Note as an extension of credit in the ordinary course of its trade or business.

For purposes of items (1) through (4) above, “beneficial owner” means a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership, limited liability company, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.

(5) Additional Amounts will not be payable to any beneficial owner of a Note that is a:

(a) fiduciary;

(b) partnership;

(c) limited liability company; or

(d) other fiscally transparent entity

or that is not the sole beneficial owner of the Note, or any portion of the Note. However, this exception to the obligation to pay Additional Amounts will only apply to the extent that a beneficiary or settlor in relation to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.

(6) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the failure of the beneficial owner or any other person to comply with applicable certification, identification, documentation or other information reporting requirements. This exception to the obligation to pay Additional Amounts will only apply if compliance with such reporting requirements is required by statute or regulation of the United States or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge.

(7) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is collected or imposed by any method other than by withholding from a payment on a Note by the Company or a paying agent.

(8) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later.

(9) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of the presentation by the beneficial owner of a Note for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later.

(10) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any:

(a) estate tax;

(b) inheritance tax;

(c) gift tax;

(d) sales tax;

(e) excise tax;

(f) transfer tax;

(g) wealth tax;

(h) personal property tax; or

(i) any similar tax, assessment, withholding, deduction or other governmental charge.

(11) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment, or other governmental charge required to be withheld by any paying agent from a payment of principal or interest on a Note if such payment can be made without such withholding by any other paying agent.

(12) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any withholding, deduction, tax, duty assessment or other governmental charge that would not have been imposed but for a failure by the holder or beneficial owner of a Note (or any financial institution through which the holder or beneficial owner holds the Note or through which payment on the Note is made) to take any action (including entering into an agreement with the Internal Revenue Service, or a governmental authority of another jurisdiction if the holder is entitled to the benefits of an intergovernmental agreement between that jurisdiction and the United States) or to comply with any applicable certification, documentation, information or other reporting requirement or agreement concerning accounts maintained by the holder or beneficial owner (or any such financial institution), or concerning ownership of the holder or beneficial owner, or any substantially similar requirement or agreement.

(13) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any combination of items (1) through (12) above.

Except as specifically provided herein, the Company will not be required to make any payment of any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of such government.

As used in this Note, “United States person” means:

(a)	any individual who is a citizen or resident of the United States;

(b)	any corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

(c)	any estate if the income of such estate falls within the federal income tax jurisdiction of the United States regardless of the source of such income; and

(d)

any trust if (i) a United States court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of the trust; or (ii) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Additionally, “non-United States person” means a person who is not a United States person, and “United States” means the states of the United States of America and the District of Columbia, but excluding its territories and its possessions.

Except as provided below, the Notes may not be redeemed prior to maturity.

(1)	The Company may, at its option, redeem the Notes if:

(a)	the Company becomes or will become obligated to pay Additional Amounts as described above;

(b)

the obligation to pay Additional Amounts arises as a result of any change in the laws, regulations or rulings of the United States, or an official position regarding the application or interpretation of such laws, regulations or rulings, which change is announced or becomes effective on or after April 16, 2019; and

(c)

the Company determines, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the Notes or taking any action that would entail a material cost to the Company.

(2)	The Company may also redeem the Notes, at its option, if:

(a)

any act is taken by a taxing authority of the United States on or after April 16, 2019 whether or not such act is taken in relation to the Company or any subsidiary, that results in a substantial probability that the Company will or may be required to pay Additional Amounts as described above;

(b)

the Company determines, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the Notes or taking any action that would entail a material cost to the Company; and

(c)

the Company receives an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that the Company will or may be required to pay the Additional Amounts described above, and delivers to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion the Company is entitled to redeem the Notes pursuant to their terms.

Any redemption of the Notes as set forth in clauses (1) or (2) above shall be in whole, and not in part, and will be made at a redemption price equal to 100% of the principal amount of the Notes Outstanding plus accrued interest thereon to the date of redemption.

(3)

The Company may also redeem the Notes, at its option, in whole at any time or in part from time to time, on or after October 24, 2019 and prior to April 24, 2024, at a redemption price equal to the sum of (i) 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding the date of redemption; and (ii) the Make-Whole Amount, if any, with respect to such Notes. The Reinvestment Rate will equal the Treasury Yield calculated to April 24, 2024, plus 0.200%.

•

“Make-Whole Amount” means the excess, if any, of: (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (as defined below) (determined on the third business day preceding the date that notice of such redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of redemption, over (ii) the aggregate principal amount of the debt securities being redeemed.

•

“Reinvestment Rate” means the yield on Treasury securities at a constant maturity corresponding to the remaining life (as of the date of redemption, and rounded to the nearest month) to April 24, 2024, of the principal being redeemed (the “Treasury Yield”), plus 0.200%. For purposes of the Notes, the Treasury Yield shall be equal to the arithmetic mean of the yields published in the Statistical Release (as defined below) under the heading “Week Ending” for “U.S. Government Securities — Treasury Constant Maturities” with a maturity equal to such remaining life; provided that if no published maturity exactly corresponds to such remaining life, then the Treasury Yield shall be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Company.

•

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve and which reports yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.

(4)

The Company may also redeem the Notes, at its option, (i) in whole, but not in part, on April 24, 2024, or (ii) in whole at any time or in part from time to time, on or after March 24, 2025 at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Holders shall be given not less than 15 days nor more than 60 days prior notice by the Trustee of the date fixed for such redemption described in (1) through (4) above.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. The Notes are governed by the laws of the State of New York.

Schedule 1

Redemptions and Amount of Securities

Date of partial redemption	Aggregate principal amount of Securities then redeemed	Remaining principal amount of this Global Security	Authorized Signature